Exhibit 10.63

June 10, 2009

Edward T. Colligan

Dear Ed:

This letter confirms our agreement concerning your departure from Palm, Inc. (referred to in this letter as “Palm” or the “Company”).

You hereby resign as CEO, President and director of Palm, effective June 12, 2009, and as an employee of Palm and an officer or director of any of Palm’s subsidiaries effective July 12, 2009 (hereinafter the “Termination Date”). Further, you hereby resign any other positions that you may hold as a representative of Palm or at the request of Palm, also effective as of the Termination Date.

In satisfaction of Palm’s obligations under the Severance Agreement between you and the Company, amended and restated as of December 16, 2008 (hereinafter the “Severance Agreement”), provided you have signed and not revoked the Release Agreement attached hereto as Exhibit A, Palm will furnish you or, upon your death, your beneficiary of your estate, the following benefits:

1.	Palm will pay you a total of $1,200,000, less all applicable federal and state withholding taxes, which amount shall be paid in (a) twelve equal consecutive monthly installments of $66,666.67 each, commencing August 12, 2009, and (b) an additional single lump sum in the amount of $400,000, payable on July 12, 2010.

2.

(a) All options (set forth on Schedule I attached hereto) granted to you to purchase Palm stock that are unvested and unexpired on the Termination Date and that otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company as defined in the Management Retention Agreement between you and the Company amended and restated effective as of December 16, 2008, hereinafter “Management Retention Agreement”) during the twelve (12) month period commencing on the Termination Date shall become vested and exercisable on July 31, 2009. (b) In addition, provided that you comply with all of the terms of paragraphs 11-15 below, all options granted to you to purchase Palm stock that are unvested and unexpired on the Termination Date and that otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company as defined in the Management Retention Agreement between you and the Company amended and restated effective as of December 16, 2008, hereinafter “Management Retention Agreement”) on

Edward T. Colligan

June 10, 2009

or prior to the end of the six (6) month period commencing on the first anniversary of the Termination Date shall remain outstanding and become vested and exercisable on July 12, 2010. (c) All other unvested options will be forfeited on the Termination Date.

3.	All options granted to you to purchase Palm stock that are vested but unexercised as of the Termination Date or that will become vested and exercisable pursuant hereto following the Termination Date, and provided that you comply with all of the terms of paragraphs 11-15 below, shall remain outstanding and exercisable during the longer of the eighteen (18) month period commencing on the Termination Date or the period provided under the applicable stock option agreement.

4.	Those shares of restricted Palm stock that you have purchased from the Company under Grant Number R0000185 and that remain subject to a right of repurchase on the Termination Date will vest and the Company’s right of repurchase will terminate with respect thereto effective on the Termination Date. This will confirm that those shares of restricted stock that you have purchased from the Company under Grant Numbers R0000168, R0000178 and R0000183 will be fully vested in accordance with their terms as of June 6, 2009.

5.	Those shares of restricted Palm stock that you have purchased from the Company under Grant Number R0000186 and that remain subject to a right of repurchase on the Termination Date will vest, and the Company’s right of repurchase with respect thereto will terminate, on the Termination Date if such shares otherwise would have vested and the Company’s right of repurchase would have terminated pursuant the terms of Grant Number R0000186, amended as provided herein, during the eighteen (18) month period commencing on the Termination Date solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company as defined in the Management Retention Agreement. Prior to the Termination Date, Palm will amend Grant Number R0000186 to reflect that all performance-based vesting criteria to which that grant is subject, if any, shall be deemed achieved in full as of the Termination Date.

6.

(a) Those restricted stock units (also known as performance shares) with respect to Company stock granted to you under Grant Number PS000800 that are unvested and unexpired on the Termination Date will vest and be paid effective as of the Termination Date if such shares otherwise would have vested pursuant to the terms of Grant Number PS000800, amended as provided herein, during the twelve (12) month period commencing on the Termination Date solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company as defined in the Management Retention Agreement. (b) In addition, provided that you comply with all of the terms of paragraphs 11-15 below, those restricted stock units with respect to Company stock granted to you under Grant Number PS000800 that

Edward T. Colligan

June 10, 2009

are unvested and unexpired on the Termination Date and that otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company as defined in the Management Retention Agreement) on or prior to the end of the six (6) month period commencing on the first anniversary of the Termination Date, shall remain outstanding and become vested and be paid July 12, 2010. (c) All other unvested restricted stock units will be forfeited on the Termination Date. (d) Prior to the Termination Date, Palm will amend Grant Number PS000800 to reflect that all performance-based vesting criteria to which that grant is subject, if any, shall be deemed achieved in full as of the Termination Date.

7.	The Company will pay the premiums otherwise payable by you and your eligible dependents for health, dental and vision benefits coverage for up to eighteen (18) months beginning on the Termination Date, or until you become eligible for group insurance benefits from another employer, whichever comes first, provided you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed under COBRA. After the eighteen (18) month period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums or those of your eligible dependents.

8.	On the Termination Date you will receive payment of your accrued but unused vacation time through the Termination Date and, following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in connection with your employment with Palm that are reimbursable in accordance with the Company’s policies.

9.	For a period of twelve (12) months from the Termination Date, neither Palm (in Company sanctioned communications) nor any of Palm’s officers (as that term is defined in 17 C.F.R. § 240.16a-1(f)) and directors will directly or indirectly disparage, criticize or otherwise make derogatory statements about you to any person or make any public statement or statements to analysts or the press concerning you (except to the extent consistent with the Company press release and Q&A attached hereto as Exhibit C or as otherwise required by law). The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

You hereby acknowledge and agree that the Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this letter agreement the full amount of any applicable withholding taxes. You further acknowledge and agree that, except as provided above, no further additional or other sums, benefits or consideration are due and owing, or will hereafter become due and owing, to you in consideration of your employment with Palm, other than payment of such benefits as have been accrued for your account under Palm’s 401(k) plan prior to the Termination Date.

Edward T. Colligan

June 10, 2009

In consideration of the foregoing, you acknowledge and agree:

10.	On or about July 12, 2009, you will execute the Release Agreement attached to this letter agreement as Exhibit A (hereinafter, the “Release Agreement”).

11.	You will comply in all material respects with the provisions of the Employee Agreement that you signed effective the first day of your employment with Palm (the “Employee Agreement”), a copy of which is attached hereto as Exhibit B for your information.

12.	You will return on or before the Termination Date any and all property of Palm, including all tangible property and equipment and all notes, memos, correspondence, computer-recorded information and any other embodiment or reproduction (in whole or in part) of any Company confidential or proprietary information, except that you may retain your personal notes, diaries, Rolodex, calendars and correspondence of a personal nature.

13.	Your right to receive payment under paragraph 1(b) above and your right to additional vesting under paragraphs 2(b) and 6(b) above, as well as your continued ability to exercise your vested and unexercised options under the extended exercise provisions of paragraph 3 above, shall terminate if, during the twelve (12) months following the Termination Date, you directly or indirectly recruit, solicit, induce or encourage any of the Company’s employees to leave their employment. Nothing in this paragraph shall prevent you from serving as a reference upon the request of any Company employee.

14.	Your right to receive payment under paragraph 1(b) above and your right to additional vesting under paragraphs 2(b) and 6(b) above, as well as your continued ability to exercise your vested and unexercised options under the extended exercise provisions of paragraph 3 above, shall terminate if at any time after the date of this letter agreement and for a period of twelve (12) months following the Termination Date you directly or indirectly recruit, solicit, induce or encourage any customer of the Company (a) to stop or decrease doing business with or through the Company, or (b) to do business with any other person, firm, partnership, corporation or other entity that provides Competitive Product, as hereinafter defined.

15.

The nature of Palm’s business is such that, if you were to become employed by, or substantially involved in, the business of a competitor following the termination of your employment with the Company, it would be very difficult for you not to rely on or use the Company’s trade secrets and confidential information. To avoid the inevitable disclosure of the Company’s trade secrets and confidential information, you agree that

Edward T. Colligan

June 10, 2009

your right to receive payment under paragraph 1(b) above and your right to additional vesting under paragraphs 2(b) and 6(b) above, as well as your continued ability to exercise your vested and unexercised options under the extended exercise provisions of paragraph 3 above, shall terminate in the event that, prior to July 12, 2010, you directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or take any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that designs or manufactures Competitive Product or causes the design or manufacture by third parties of Competitive Product, except for (a) ownership of less than 1% of a publicly-traded company or (b) compensatory equity in connection with activities permitted under this letter agreement. Notwithstanding the foregoing, you may directly or indirectly provide services (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise) to a conglomerate, provided the services are not for a business unit that designs or manufactures Competitive Product or causes the design or manufacture by third parties of Competitive Product (excluding non-significant customization of existing products).

For purposes of this letter agreement, Competitive Product shall mean one or more products that compete with (i) the existing products of the Company, (ii) those products scheduled to come to market within the two years following the date of this letter agreement or (iii) products on the Company’s roadmap as of the Termination Date or any time during the one year preceding the date of this letter agreement. Competitive Products shall not include desktop computers, laptop computers, or broadcast media, audio, video or music players.

16.	For a period of twelve (12) months following the Termination Date you shall not directly or indirectly disparage, criticize or otherwise make derogatory statements regarding the Company, its business, prospects, products, services, directors, officers or employees or make any public statement or statements to analysts or the press concerning Palm, its business, prospects, products, services, directors, officers or employees (except to the extent consistent with the Company press release and Q&A attached hereto as Exhibit C). The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

This letter agreement is not intended, and in no way should it be construed, as an admission of liability or wrongdoing by any party hereto.

Except to the extent the federal law of the United States applies, this letter agreement will be interpreted in accordance with and governed by the laws of the State of California (without giving effect to any provision that would result in the application of another jurisdiction’s laws).

Edward T. Colligan

June 10, 2009

You agree that in the event any claim or dispute arises between you and the Company based on or relating to the interpretation, performance or breach of this letter agreement and/or the Release Agreement, whether in tort, contract or otherwise, we shall attempt to resolve such claim or dispute first on an amicable basis through good faith discussions. If we are not able to resolve any dispute through good faith discussions within a reasonable period of time given the nature of the claim or dispute (not in any case to exceed 30 days), we hereby agree promptly to submit any such claim or dispute to arbitration under the provisions of Section 12 of the Severance Agreement .

This letter agreement, together with the Employee Agreement, the Release Agreement, Section 12 of the Severance Agreement, the Indemnification Agreement between you and the Company dated December 16, 2004, and all applicable equity award agreements (as amended) constitute the entire understanding and agreement between you and Palm with respect to the subject matter contained herein, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto, including the Severance Agreement which, with the exception of Section 12 thereof, shall have no further force or effect. For avoidance of doubt, you agree that references in Section 12 of the Severance Agreement to that agreement shall be construed instead as references to this letter agreement.

In the event any provision of this letter agreement, or the application thereof, shall for any reason and to any extent be held invalid, illegal or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the invalid, illegal or unenforceable provision shall not be deemed a part of this letter agreement. The remainder of this letter agreement shall remain valid and shall be interpreted so as best to reasonably effect the intent of the parties hereto.

Any waiver, modification or amendment of any provision of this letter agreement shall be effective only if in writing and signed by the parties hereto. No waiver by either party of any breach of, or compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

This letter agreement is not assignable by either party, except that Palm may assign it to a successor. For purposes of this letter agreement, “successor” means any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Any such successor shall be bound by and shall have the benefit of the provisions of this letter agreement, and Palm shall take all actions necessary to insure that any such successor is so bound.

Edward T. Colligan

June 10, 2009

The intent of this letter agreement is that payments and benefits hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. In addition, with regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A all such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred.

If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ Gordon Campbell
Gordon Campbell
Chair, Compensation Committee
Palm, Inc. Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Edward T. Colligan	6/10/09
Edward T. Colligan	Date

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement is entered pursuant to that letter agreement between me and Palm, Inc. (hereinafter “Palm” or the “Company”), dated June 10, 2009 (the “Letter Agreement”).

1. Except with respect to the obligations created by, acknowledged by, or arising out of the Letter Agreement, I, on behalf of myself, my heirs, administrators, representatives, executors, agents, attorneys, insurers, legal successors and assigns, and each of them, hereby fully and forever release Palm and each of its current and former employees, officers, directors, shareholders, affiliates, subsidiaries, agents, attorneys, insurers, legal successors and assigns, in such capacities (the “Released Parties”) of and from any and all claims, duties, obligations, actions and causes of action, whether now known or unknown, that I now have, at any other time had, or shall or may hereafter have against the Released Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing any time up to and including the date I sign this Release Agreement, including, but not limited to, any claims arising from or related to my employment with the Company or the termination of that employment, any and all claims relating to, or arising from, my right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to California Labor Code Sections 1400-1408 or any other applicable law. The foregoing release shall not extend to any right I may have to coverage under the Company’s directors and officers insurance coverage, to indemnification by the Company in connection with my acts or omissions in the course and scope of my employment with the Company, nor to rights or benefits in which I have vested under the Company’s employee benefit plans. In addition, the foregoing release does not extend to claims that cannot be released as a matter of law.

2. I acknowledge and confirm that:

a. pursuant to paragraph 1 of this Release Agreement, I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (hereinafter “ADEA”), that such waiver and release is knowing and voluntary, and that such waiver and release does not apply to any rights or claims that may arise under ADEA after the date I sign this Release Agreement;

b. this Release Agreement is entered in exchange for the payments and benefits described in paragraphs 1-9 of the Letter Agreement, which I agree provide independent consideration for this Release Agreement and are in addition to anything of value to which I otherwise would have been entitled on account of the termination of my employment, whether under the Severance Agreement or otherwise;

c. I have been advised to consult with an attorney prior to executing this Release Agreement; have up to twenty-one (21) days within which to consider this Release Agreement; have seven (7) days following my execution of this letter agreement to revoke this Release Agreement; that this Release Agreement will not be effective until the revocation period has expired; and that I will not receive any consideration pursuant to the Letter Agreement until the revocation period has expired;

d. that nothing in this Release Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this Release Agreement under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

3. In connection with the foregoing general release, I acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits I have or may have under Section 1542 or any similar provision of the laws of any other applicable jurisdiction to the full extent that I may lawfully waive such rights and benefits. I affirm that I am releasing all known and unknown claims that I have or may have against the Released Parties. I further acknowledge that I or my agents or attorneys may hereafter discover facts or claims in addition to or different from those I now know or believe to exist, but that I nevertheless intend to fully and finally settle all claims released herein.

4. I warrant and represent that I have not voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those matters released under this Release Agreement.

5. In the event any provision of this Release Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The remainder of this letter agreement shall remain valid and shall be interpreted so as best to reasonably effect the intent of the parties hereto.

6. Except to the extent the federal law of the United States applies, this Release Agreement shall be interpreted in accordance with and governed by the laws of the State of California (without giving effect to any provision that would result in the application of another jurisdiction’s laws).

Dated: July , 2009	By:
Edward T. Colligan